EXHIBIT 5.1

July 25, 2014

Avery Dennison Corporation

207 Goode Avenue

Glendale, California 91203

Re:    Registration Statement on Form S-8 of Avery Dennison Corporation

Ladies and Gentlemen:

We have acted as special counsel for Avery Dennison Corporation, a Delaware corporation (the “Company”), in connection with the registration of up to 2,000,000 additional shares of common stock, $1.00 par value per share, of the Company (the “Shares”), which are to be issued by the Company pursuant to its Employee Savings Plan, as amended and restated (the “Plan”), pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on July 25, 2014 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares will be issued in accordance with the terms of the Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP